Exhibit 3.21

AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
GRAHAM PACKAGING WEST JORDAN, LLC

The undersigned, acting pursuant to the Utah Revised Limited Liability Company Act (the “Act”), adopts the following Amended and Restated Articles of Organization for Graham Packaging West Jordan, LLC (the “Company”). These Amended and Restated Articles of Organization have been duly signed and filed with the Utah Division of Corporations and Commercial Code pursuant to 48-2c-409 of the Act and supercede the Company’s original Articles of Organization filed under the same name on March 29, 2002.

ARTICLE ONE - NAME

The name of this limited liability company is Graham Packaging West Jordan, LLC.

ARTICLE TWO - DURATION

This limited liability company shall have a duration of ninety-nine (99) years from March 29, 2002 and shall dissolve March 28, 2101, unless sooner dissolved pursuant to law or the Operating Agreement of the LLC.

ARTICLE THREE - INITIAL OFFICE AND AGENT

The address of the Company’s initial registered office and name of its initial registered agent at such address are:

C T Corporation System

50 West Broadway

Salt Lake City, Utah 84101

By signing these Amended and Restated Articles of Organization in the space provided, the above-named registered agent accepts appointment as such.

ARTICLE FOUR - APPOINTMENT OF DIRECTOR OF DIVISION

The Director of the Division of Corporations and Commercial Code of the Utah Department of Commerce is hereby appointed the agent of the Company for service of process if the registered agent has resigned, the registered agent’s authority has been revoked, or the registered agent cannot be found our served with the exercise of reasonable diligence.

ARTICLE FIVE - DESIGNATED OFFICE

The principal place of place of business and designated office of the Company shall be its registered office.

ARTICLE SIX - ADMISSION OF MEMBERS

Members may be admitted to the Company at such times and on such terms and conditions as provided in the Operating Agreement of the Company.

ARTICLE SEVEN - MANAGEMENT

The Company is to be managed by its members. The names and street addresses of the initial members of the Company are as follows:

Graham Packaging Company, L.P.
a Delaware limited partnership
240l Pleasant Valley Road
York, Pennsylvania 17402

GPC Sub GP LLC
a Delaware limited liability company
2401 Pleasant Valley Road
York, Pennsylvania 17402

As provided in the Operating Agreement, Graham Packaging Company, L.P. shall, except as expressly limited by such Operating Agreement, to the fullest extent not prohibited by the Utah Revised Limited Liability Company Act, exercise all of the powers of the Company, implement all Company decisions and have full, exclusive and complete discretion in the management and control of the Company.

ARTICLE EIGHT - PURPOSE

This limited liability company was formed for the purpose of conducting any one or more lawful businesses.

ARTICLE TEN - TITLE TO COMPANY PROPERTY

All property owned by the Company shall be owned by the Company as an entity and, insofar as permitted by applicable law,  no Member shall have any ownership interest in any Company property in its individual name or right, and each Member’s Membership Interest shall be personal property for all purposes.

These Amended and Restated Articles of Organization were adopted by the unanimous action of the Members of the Company on October     2004, as required by Section 48-2c-408 of the Act.

Graham Packaging Company, L.P.
by GPC Opco GP LLC, its general partner

By:	/s/ John E. Hamilton
Name: John E. Hamilton
Title: Chief Financial Officer, Treasurer and Secretary

GPC Sub GP LLC

By:	/s/ John E. Hamilton
Name: John E. Hamilton
Title: Vice President, Finance and Administration, Treasurer and
Secretary

ACKNOWLEDGEMENT OF REGISTERED AGENT

The undersigned hereby accepts its appointment as registered agent for the above-named limited liability company.

DATED: October 6, 2004.

REGISTERED AGENT

C T Corporation System:

By:	/s/ Deanette Widmer
Ms. Deanette Widmer
Special Assistant
Secretary